[Letterhead]

FIELDS
Aircraft Spares, Inc.

                                 341 "A" Street, Fillmore, California 93015-1931
                        Telephone (805) 583-0080 Fax (805) 583-0825 SITA LAXFBXD



July 1, 1997

Dear Shareholder,

We are pleased to enclose a proxy for our Shareholders Meeting set for August 7, 1997, together with your Company's Annual Report on form 10-KSB for the year ended December 31, 1996. At this meeting you will be asked to vote on the matters described on the attached Notice of Annual Meeting of Shareholders and Proxy Statement that management believes will affect your Company in a positive manner. Whether or not you plan to attend the meeting, please take the time to complete and return the enclosed proxy form to ensure that your shares are represented and voted in accordance with your wishes.

There have been additional positive developments with your Company since our letter to you of April 17, 1997. We completed the refinancing of our revolving credit line in April with a new $ 10 million secured credit agreement with NationsCredit Commercial Funding ("NationsCredit"). The new secured facility replaces your Company's prior agreement with another lender.

The agreement with NationsCredit provides for up to $ 10 million in borrowing availability, up almost 59% from approximately $6.3 million under the prior credit line. In addition the new credit facility has a substantially lower interest rate and lower facility fees. The NationsCredit facility has an initial term of 3 years and replaces a credit facility that was payable on demand.

This new credit facility is expected to reduce your Company's interest costs while at the same time provide the financing needed to continue the growth in both distributorship and brokerage sales. Your Company's ability to grow is directly related to the inventory levels that your Company is able to maintain. This new secured credit facility is allowing your Company to continue to increase those inventory levels.

With the completion of the NASDAQ listing in March and the refinancing of your Company's bank loan in April, management has been able to turn its full attention towards the growth of the business. The growth generated by having the necessary capital and management's full attention has been staggering.

This growth is evidenced by preliminary Second-Quarter sales having reached record levels of $2.9 million an increase of 142% over Second-Quarter 1996 sales of $1.2 million.

Preliminary sales for the first six months of the year have reached $5.0 million, the largest six month sales level in your Company's corporate history, up 92% over first six months 1996 sales of $2.6 million and is even more impressive when compared to $5.7 million in sales for the entire year of 1996.

In the April 17, 1997 shareholder letter, we had projected that your Company would return to profitability in the third quarter. We are now extremely pleased to be able to report that the return to profitability has been accelerated, and that although the first six months of 1996 will stiff show a loss, your Company was profitable in the second quarter.

With additional distributorship agreements pending and with sales discussions ongoing with a number of major airlines, we are optimistic that the growth rate your Company is experiencing will continue through the balance of 1997.

The Nasdaq listing, refinancing, conversion of McDonnell Douglas Corporation's preferred shares into common shares, the rapid sales growth and return to profitability represent years of negotiation and work that have culminated in this beginning of a new era for your Company. In recognition, Management asks you to support the proposals as described in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement.

We look forward to meeting with those who will be able to attend the Shareholders meeting. However, whether or not you plan to attend the meeting, please carefully review the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement and complete and return the Proxy so that your vote will count.

Sincerely,

PETER FROHLICH
-----------------
Chairman

ALAN M. FIELDS
--------------
President


LAWRENCE TROYNA
-----------------
Chief Financial Officer


Statements in this shareholder letter that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. such statements are subject to risks and uncertainties that could cause actual results to differ materially. Actual results may differ from such forward-looking statements as a result of a number of factors, including but not limited to competitive factors and pricing pressures, ability to obtain necessary capital or financing, the price and availability of aircraft parts and other materials, successful execution of your Company's expansion plans, failure to maintain existing customer or vendor relationships, shifts in market demand, general economic conditions and other risks and uncertainties discussed in periodic reports filed by your Company with the Securities and Exchange Commission and which your Company urges investors to consider. Copies of filed reports may be requested from your Company or obtained from your Company's web site: http://www.fieldsair.com

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